                        Exhibit 10.1

AGREEMENT

THIS AGREEMENT is made and entered into this 4th day of August 2006 and effective as of the 28th day of July 2006 (the “Effective Date”) by and between Azur Shell Landing Development II LLC, a Mississippi limited liability company (“ASLD II”), Azur Holdings, Inc., a Delaware corporation (“AHI”), Azur Shell Landing Resort Inc., a Mississippi corporation (“ASLR”), Azur International, Inc., a Nevada corporation (“Azur”), and Forsythe Partners, LLC, a Mississippi limited liability company (“Forsythe”). Collectively, the above entities are referred to as the “Parties.”

RECITALS

WHEREAS ASLD II, ASLR, Azur and AHI (the latter by amendment), entered into a Co-ownership Agreement on or about October 21, 2005 to develop certain real property located in Gautier, Mississippi, and otherwise known as the “Shell Landing Development” (“Shell Landing”); and

WHEREAS ASLD II owns certain property within Shell Landing described on the attached Exhibit A, upon which a condominium project has been proposed to be constructed, known as “The Islands at Shell Landing” (“Condo Site”); and

WHEREAS ASLD II owns the Condo Site, subject to a Deed of Trust, dated May 4, 2005 held by Olympic Coast Investment, Inc. (“Olympic”) and a Second Deed of Trust dated November 3, 2005 held by Omicron Master Trust (“Omicron”); and

WHEREAS Forsythe desires to participate in the development of the Condo Site upon the terms set forth herein; and

WHEREAS the parties desire to memorialize the critical terms of their agreement intentions regarding the Condo Site, recognizing that additional documents may be required to be executed by them to finalize the transaction.

WHEREAS The Islands at Shell Landing, LLC (“Islands LLC”) is a Mississippi limited liability company, which is wholly owned by ASLR, but has no assets, debts, liabilities or other obligations.

NOW, THERFORE, for and in consideration of Ten ($10.00) Dollars paid by each of the parties hereto to the other, and in consideration of the mutual promises of the parties hereto running one to the other, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, it is hereby agreed as follows.

1. Incorporation of Recitals. The above recitals are incorporated herein by reference.

2. Ownership of Condo Site. ASLD II and ASLR shall transfer all of their respective interests in the Condo Site to a Mississippi limited liability company, “The Islands at Shell Landing, LLC” (“Islands LLC”). A formal real estate contract memorializing all of the terms of that transfer shall be prepared and executed by ASLD II, ASLR and Islands LLC within three business days after this Agreement is executed. ASLD II and ASLR shall deliver at Closing a warranty deed transferring the Condo Site to Islands LLC.

3. Purchase of Islands LLC Ownership Interest.

A. In consideration for ASLD II and ASLR transferring the Condo Site to Islands LLC, ASLD II’s members (currently Crawford Family Limited Partnership and Naranjo Family Limited Partnership) shall become members of the Islands LLC and each receive a sixteen and two-thirds percent (16⅔%) ownership interest in, the Islands, LLC and AHI shall each become Members in, and receive a sixteen and two-thirds percent (16⅔%) ownership interest in, the Islands, LLC.

B. In consideration for it becoming Member in, and ASLR transferring a fifty percent (50%) ownership interest in, the Islands, LLC. Forsythe shall:

(1) pay ASLR on the Effective Date the sum of one hundred thousand dollars ($100,000) (“Deposit”). Forsythe agrees that this deposit shall be released to ASLR and shall be non-refundable, even if this transaction fails to close for any reason.

(2) pay on or before the Closing Date the additional sum of three million, one hundred thousand dollars ($3,100,000) (“Balance”), which shall be paid as follows;

(a) one million, two hundred thousand dollars ($1,200,000) to Omicron;

(b) one million, one hundred ninety thousand dollars ($1,190,000) to Olympic,

(c) three hundred twenty thousand dollars ($320,000) to ASLD II to be distributed 50% to each member of ASLD II,

(d) one hundred sixty thousand dollars ($160,000) to AHI, and,

(e) two hundred thirty thousand dollars ($230,000) to ASLR.

(3) assume all responsibility and obligations (including financial) to develop no less than 126 luxury units at the Condo Site. To the extent that funds are required to develop the Condo Site, Forsythe agrees to provide 100% of such funding. However, if required by a lending institution, Carl Crawford and AHI shall each provide a personal guarantee for no more than fifty percent (50%) of any construction loan obtained.

C. Within five (5) business days after this Agreement is executed, a limited liability company agreement (“LLC Agreement”) for Islands LLC shall be prepared setting forth all of the Members’ rights, duties, obligations and other terms, including but not limited to, the Members and Manager(s) (and their respective rights and percentages of ownership, majority voting rights, etc.), obligations of the respective Members for the development of the Condo Site, etc. The managers of Islands LLC shall be Carl Crawford and a person to be designated by Forsythe within five business days.

4. Closing. The Closing Date shall be no later than September 1, 2006. If this transaction fails to close on or before the Closing Date, then (1) the real estate contract referenced in Section 2 shall terminate, (2) any deed transferring the Condo Site which has been executed and held in trust by closing counsel or any third-party shall be destroyed, (3) any LLC Agreement for Islands LLC shall terminate, (4) ownership of the Condo Site shall remain with ASLD II and ASLR; and (5) this Agreement shall terminate and be of no further force and effect. The parties agree that time is of the essence with respect to this Agreement.

Upon written request by Forsythe delivered to ASLR and ASLD II before the Closing Date, accompanied by a contemporaneous nonrefundable payment by Forsythe to ASLR in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Extension Payment”) in immediately available funds, Purchaser may delay the Closing Date until September 25, 2006 (“Extended Closing Date”). The Extension Payment shall not be credited against the Purchase Price. Any further extension of the Closing Date must be agreed to in writing by all parties.

5. Modification of Co-ownership Agreement. To the extent this Agreement in any way differs from, or contradicts, the Co-Ownership Agreement or any amendments thereto, then the parties agree this Agreement shall control.

6.  Authority. Each person signing below, warrants and represents that he has the requisite authority to execute this Agreement and bind that respective party to the terms and conditions set forth herein.

7.  Transfer and Assignment. All the terms, covenants and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties hereto and their legal representatives, successors and assigns, respectively.

8.  Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable costs and attorney's fees, including costs and attorney's fees for any appellate proceedings.

9.  Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.  No Assignment. No party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of every other party.

11. Amendment. The parties hereto may amend, modify and supplement this Agreement only in such manner as may be agreed upon by them in writing.

12. Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

13. Notices. All notices, demands and acceptances required to be given hereunder shall be in writing and shall be delivered by hand, mailed by certified or registered mail, return receipt requested, or delivered by a nationally recognized overnight delivery service, to the following addresses:

To ASLD II & Carl Crawford:	3499 Shell Landing Boulevard
Gautier, Mississippi 39553
Attn: Carl Crawford

To ASLR, AHI, Azur:	101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33303
Attn: President

Copy To:	Stephen W. Burrow
Williams, Heidelberg, Steinberger & McElhaney
P.O. Box 1407
Pascagoula, MS 39568-1407

To Forsythe:	____________________________
____________________________
Attn: Jake Cantrell, Manager

14. Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Mississippi. The parties consent to the jurisdiction of either the U.S. District Court for the Southern District of Mississippi, Southern Division, or any court of the State of Mississippi located in Jackson County, Mississippi.

15. Entire Agreement. The parties agree that this Agreement, and the future agreements identified herein, embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings between the parties with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Azur Shell Landing Development II LLC

By:	/s/ Carl Crawford
Carl Crawford, Manager

Azur Shell Landing Resort Inc.

By:	/s/ Carl Crawford
Carl Crawford, President

Azur International, Inc.

By:	/s/ Donald Winfrey
Donald Winfrey, President

Azur Holdings, Inc.

By:	/s/ Donald Winfrey
Donald Winfrey, President

Forsythe Partners, LLC

By:	/s/ Jake Cantrell
Jake Cantrell, one of its Managers